Exhibit 99.1

Silvercrest Asset Management Group Inc. Reports Q1 2021 Results

New York, NY – May 6, 2021 - Silvercrest Asset Management Group Inc. (NASDAQ: SAMG) (the “Company” or “Silvercrest”) today reported the results of its operations for the quarter ended March 31, 2021.

Business Update

Having been founded in the spring of 2002, Silvercrest has now begun its 20th year in business to culminate in our 20th Anniversary celebration in April 2022. Silvercrest’s founders and partners embarked on an entrepreneurial journey to create the foremost wealth and asset management boutique in the United States. We are proud at having created an enduring firm founded on bedrock principles and a strong and proud culture. We remain dedicated to putting our clients first and creating a business that serves its clients with highly regarded institutional-quality capabilities for generations.

We conclude the first quarter of 2021 and begin our 20th year in business with new highs in assets under management (“AUM”), revenue, and Adjusted EBITDA1. Silvercrest’s discretionary AUM, which drives revenue, increased 6.3% from the fourth quarter of 2020 to reach $21.9 billion, an increase of 47% year over year from the first quarter of 2020. The firm's total AUM grew to $29.0 billion by the end of the first quarter of 2021. Silvercrest concluded the first quarter of this year with $31.2 million in revenue, and the firm's quarterly Adjusted EBITDA1 was $9.7 million, or an annualized Adjusted EDITDA1 run-rate of $38.8 million. Adjusted Diluted Earnings Per Share1 increased 16.7% year over year to $0.42 per Adjusted Diluted Share. The firm's first quarter 2021 Adjusted EBITDA margin1 was 30.9%.

With strong relative performance, Silvercrest's institutional equity new business opportunities continue to grow across Silvercrest’s suite of proprietary equity capabilities. Our new sub-advisory relationships added assets in the first quarter of 2021. We are optimistic about our growth prospects for this business with a robust new business pipeline. Silvercrest's organically built Outsourced Chief Investment Officer ("OCIO") offering continues to grow and its pipeline of opportunities has increased. That business more than doubled during 2020, and we hope to cross the important $1.0 billion AUM threshold during 2021.

We have hired new high net worth portfolio management professionals and will continue to add new talent, both to maintain a high level of client service and to grow the business. Silvercrest has a track record of growing new talent and will continue to do so. We believe our brand, culture, capabilities and technological innovation make Silvercrest a premier partner for select businesses and professionals. Regardless of the environment, Silvercrest will continue to seek to effectively deploy capital to complement our organic growth.

Upon launching our 20th year, we remain a mature and tested team with a long-term vision, intent on building upon a sustainable and enduring business. As with industry consolidation 20 years ago, unprecedented change in technology, asset management, and waves of consolidation once again threaten business models dedicated to the best interests of the client. We have a lot to accomplish to continue building the premiere wealth and asset management boutique in the nation. Silvercrest has implemented a successful long-term organic growth plan. We plan to continue our growth trajectory and high cash flow generation both organically and through careful, strategic acquisitions.

On May 4, 2021, the Company’s Board of Directors declared a quarterly dividend of $0.16 per share of Class A common stock.  The dividend will be paid on or about June 18, 2021 to shareholders of record as of the close of business on June 11, 2021.

SILVERCREST ASSET MANAGEMENT GROUP INC.

1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019 • (212) 649-0600

WWW.SILVERCRESTGROUP.COM

First Quarter 2021 Highlights

•	Total Assets Under Management (“AUM”) of $29.0 billion, inclusive of discretionary AUM of $21.9 billion and non-discretionary AUM of $7.1 billion at March 31, 2021.
•	Revenue of $31.2 million.
•	U.S. Generally Accepted Accounting Principles (“GAAP”) consolidated net income and net income attributable to Silvercrest of $4.3 million and $2.6 million, respectively.
•	Basic and diluted net income per share of $0.26.
•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)[1] of $9.7 million.
•	Adjusted net income[1] of $6.2 million.
•	Adjusted basic and diluted earnings per share[1], [2] of $0.43 and $0.42, respectively.

The table below presents a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures and AUM.

	For the Three Months Ended March 31,
(in thousands except as indicated)	2021	2020
Revenue	$31,237	$28,365
Income before other income (expense), net	$5,688	$12,614
Net income	$4,335	$9,690
Net income margin	13.9%	34.2%
Net income attributable to Silvercrest	$2,552	$5,532
Net income per basic and diluted share	$0.26	$0.59
Adjusted EBITDA[1]	$9,656	$8,226
Adjusted EBITDA margin[1]	30.9%	29.0%
Adjusted net income[1]	$6,228	$5,125
Adjusted basic earnings per share[1,2]	$0.43	$0.36
Adjusted diluted earnings per share[1,2]	$0.42	$0.36
Assets under management at period end (billions)	$29.0	$20.6
Average assets under management (billions)[3]	$28.4	$22.9
Discretionary assets under management (billions)	$21.9	$14.9

[1]	Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibits 2 and 3.
[2]

Adjusted basic and diluted earnings per share measures for the three months ended March 31, 2021 are based on the number of shares of Class A common stock and Class B common stock outstanding as of March 31, 2021.  Adjusted diluted earnings per share are further based on the addition of unvested restricted stock units, and non-qualified stock options to the extent dilutive at the end of the reporting period.

[3]	We have computed average AUM by averaging AUM at the beginning of the applicable period and AUM at the end of the applicable period.

AUM at $29.0 billion

Silvercrest’s discretionary assets under management increased by $7.0 billion, or 47.0%, to $21.9 billion at March 31, 2021 from $14.9 billion at March 31, 2020.  The increase was attributable to market appreciation of $7.1 billion and client inflows of $4.2 billion partially offset by client outflows of $4.3 billion.  Silvercrest’s total AUM increased by $8.4 billion, or 40.8%, to $29.0 billion at March 31, 2021 from $20.6 billion at March 31, 2020.  The increase was attributable to market appreciation of $8.3 billion and client inflows of $4.7 billion partially offset by client outflows of $4.6 billion.

Silvercrest’s discretionary assets under management increased by $1.3 billion, or 6.3%, to $21.9 billion at March 31, 2021 from $20.6 billion at December 31, 2020.  The increase was attributable to market appreciation of $1.6 billion and client inflows of $1.3 billion partially offset by client outflows of $1.6 billion.  Silvercrest’s total AUM increased by $1.2 billion, or 4.3%, to $29.0 billion at March 31, 2021 from $27.8 billion at December 31, 2020.  The increase was attributable to market appreciation of $1.4 billion and client inflows of $1.4 billion partially offset by client outflows of $1.6 billion.

Assets under management as of March 31, 2020 were impacted by the effects of COVID-19 on financial markets during the quarter ended March 31, 2020.

First Quarter 2021 vs. First Quarter 2020

Revenue increased by $2.9 million, or 10.1%, to $31.2 million for the three months ended March 31, 2021, from $28.4 million for the three months ended March 31, 2020. This increase was driven by market appreciation and net client inflows in discretionary assets under management, partially offset by net client outflows.

Total expenses increased by $9.8 million, or 62.2%, to $25.6 million for the three months ended March 31, 2021 from $15.8 million for the three months ended March 31, 2020. This increase was attributable to increases in compensation and benefits expense and general, administrative and other expenses of $1.9 million and $7.9 million, respectively. Compensation and benefits expense increased by $1.9 million, or 12.4%, to $17.7 million for the three months ended March 31, 2021 from $15.7 million for the three months ended March 31, 2020. The increase was primarily attributable to an increase in the accrual for bonuses of $1.3 million, an increase in salaries and benefits of $0.3 million primarily as a result of merit-based increases and newly hired staff, an increase in equity-based compensation expense of $0.4 million due to an increase in the number of unvested restricted stock units and unvested non-qualified stock options outstanding.  General and administrative expenses increased by $7.9 million to $7.9 million for the three months ended March 31, 2021 from $43 thousand for the three months ended March 31, 2020. This was primarily attributable to an increase in the fair value of contingent consideration related to the Cortina Acquisition of $8.3 million, an increase in occupancy and related costs of $0.1 million due to increased cleaning costs relate to the coronavirus pandemic, and an increase in professional fees of $0.1 million partially offset by a decrease in portfolio and systems expense of $0.3 million and a decrease in travel and entertainment expenses of $0.3 million as a result of the coronavirus pandemic.

Consolidated net income was $4.3 million or 13.9% of revenue for the three months ended March 31, 2021 as compared to consolidated net income of $9.7 million or 34.2% of revenue for the same period in the prior year.  Net income attributable to Silvercrest was $2.6 million, or $0.26 per basic and diluted share for the three months ended March 31, 2021.   Our Adjusted Net Income1 was $6.2 million, or $0.43 per adjusted basic and $0.42 adjusted diluted2 share for the three months ended March 31, 2021.

Adjusted EBITDA1 was $9.7 million or 30.9% of revenue for the three months ended March 31, 2021 as compared to $8.2 million or 29.0% of revenue for the same period in the prior year.

Liquidity and Capital Resources

Cash and cash equivalents were $42.6 million at March 31, 2021, compared to $62.5 million at December 31, 2020.  As of March 31, 2021, there was $11.7 million outstanding under our term loan with City National Bank and nothing outstanding on our revolving credit facility with City National Bank.

Total Silvercrest Asset Management Group Inc.’s equity was $71.8 million at March 31, 2021.  We had 9,658,297 shares of Class A common stock outstanding and 4,769,835 shares of Class B common stock outstanding at March 31, 2021.

Non-GAAP Financial Measures

To provide investors with additional insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, we supplement our consolidated financial statements presented on a basis consistent with GAAP with Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Earnings Per Share which are non-GAAP financial measures of earnings.  These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

•	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization.
•

We define Adjusted EBITDA as EBITDA without giving effect to the Delaware franchise tax, professional fees associated with acquisitions or financing transactions, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings of the Company, taking into account earnings attributable to both Class A and Class B shareholders.

•

Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA Margin, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring profitability of the Company, taking into account profitability attributable to both Class A and Class B shareholders.

•

Adjusted Net Income represents recurring net income without giving effect to professional fees associated with acquisitions or financing transactions, losses on forgiveness of notes receivable from our principals, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense. Furthermore, Adjusted Net Income includes income tax expense assuming a blended corporate rate of 26%.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Net Income, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring income of the Company, taking into account income attributable to both Class A and Class B shareholders.

•

Adjusted Earnings Per Share represents Adjusted Net Income divided by the actual Class A and Class B shares outstanding as of the end of the reporting period for basic Adjusted Earnings Per Share, and to the extent dilutive, we add unvested restricted stock units and non-qualified stock options to the total shares outstanding to compute diluted Adjusted Earnings Per Share. As a result of our structure, which includes a non-controlling interest, we feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Earnings Per Share, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings per share of the Company as a whole as opposed to being limited to our Class A common stock.

Conference Call

The Company will host a conference call on May 7, 2021, at 8:30 am (Eastern Time) to discuss these results. Hosting the call will be Richard R. Hough III, Chief Executive Officer and President and Scott A. Gerard, Chief Financial Officer. Listeners may access the call by dialing 1-844-836-8743 or for international listeners the call may be accessed by dialing 1-412-317-5723.  An archived replay of the call will be available after the completion of the live call on the Investor Relations page of the Silvercrest website at http://ir.silvercrestgroup.com/.

Forward-Looking Statements and Other Disclosures

This release contains, and from time to time our management may make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions. These statements are only predictions based on our current expectations and projections about future events. Important factors that could cause actual results, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements include but are not limited to: incurrence of net losses, fluctuations in quarterly and annual results, adverse economic or market conditions, our expectations with respect to future levels of assets under management, inflows and outflows, our ability to retain clients from whom we derive a substantial portion of our assets under management, our ability to maintain our fee structure, our particular choices with regard to investment strategies employed, our ability to hire and retain qualified investment professionals, the cost of complying with current and future regulation coupled with the cost of defending ourselves from related investigations or litigation, failure of our operational safeguards against breaches in data security, privacy, conflicts of interest or employee misconduct, our expected tax rate, and our expectations with respect to deferred tax assets,  adverse economic or market conditions, including the continued adverse effects of the coronavirus pandemic, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Silvercrest brand and other factors disclosed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2020 which is accessible on the SEC’s website at www.sec.gov.  We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Silvercrest

Silvercrest was founded in April 2002 as an independent, employee-owned registered investment adviser. With offices in New York, Boston, Virginia, New Jersey, California and Wisconsin, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors.

Silvercrest Asset Management Group Inc.

Contact: Richard Hough

212-649-0601

rhough@silvercrestgroup.com

Exhibit 1

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts or as noted)

	Three months ended March 31,
	2021	2020
Revenue
Management and advisory fees	$30,205	$27,388
Family office services	1,032	977
Total revenue	31,237	28,365
Expenses
Compensation and benefits	17,649	15,708
General and administrative	7,900	43
Total expenses	25,549	15,751
Income before other income (expense), net	5,688	12,614
Other income (expense), net
Other income (expense), net	7	7
Interest income	2	6
Interest expense	(105)	(191)
Total other income (expense), net	(96)	(178)
Income before provision for income taxes	5,592	12,436
Provision for income taxes	1,257	2,746
Net income	4,335	9,690
Less: net income attributable to non-controlling interests	(1,783)	(4,158)
Net income attributable to Silvercrest	$2,552	$5,532
Net income per share:
Basic	$0.26	$0.59
Diluted	$0.26	$0.59
Weighted average shares outstanding:
Basic	9,651,765	9,391,367
Diluted	9,660,007	9,396,072

Exhibit 2

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”) Adjusted EBITDA Measure

(Unaudited and in thousands, except share and per share amounts or as noted)

Adjusted EBITDA	Three Months Ended March 31,
	2021	2020
Reconciliation of non-GAAP financial measure:
Net income	$4,335	$9,690
Provision for income taxes	1,257	2,746
Delaware Franchise Tax	50	50
Interest expense	105	191
Interest income	(2)	(6)
Depreciation and amortization	968	1,007
Equity-based compensation	169	108
Other adjustments (A)	2,774	(5,560)
Adjusted EBITDA	$9,656	$8,226
Adjusted EBITDA Margin	30.9%	29.0%

(A)	Other adjustments consist of the following:
	Three Months Ended March 31,
	2021	2020
Acquisition costs (a)	$311	$257
Other (b)	2,463	(5,817)
Total other adjustments	$2,774	$(5,560)
(a)

For the three months ended March 31, 2021, represents equity-based compensation expense of $300 related to restricted stock unit grants issued to two associates hired as part of the Cortina Acquisition in conjunction with their admission to Silvercrest L.P., and insurance costs of $11 related to the acquisition of Cortina.  For the three months ended March 31, 2020, represents legal and other professional fees of $73, insurance costs of $11 related to the acquisition of Cortina, and costs related to the integration of Cortina’s operations of $173.

(b)

For the three months ended March 31, 2021, represents a fair value adjustment to the Cortina contingent purchase price consideration of $2,300, an ASC 842 rent adjustment of $48 related to the amortization of property lease incentives and expenses related to the Coronavirus pandemic of $115.  For the three months ended March 31, 2020, represents expenses of $18 related to office renovations, an ASC 842 rent adjustment of $48 related to the amortization of property lease incentives, professional fees related to a new audit requirement of $13, a fair value adjustment to the Cappiccille contingent purchase price consideration of $83, a fair value adjustment to the Cortina contingent purchase price consideration of ($6,000) and expenses related to the Coronavirus pandemic of $21.

Exhibit 3

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”)
Adjusted Net Income and Adjusted Earnings Per Share Measures
(Unaudited and in thousands, except per share amounts or as noted)

Adjusted Net Income and Adjusted Earnings Per Share	Three Months Ended March 31,
	2021	2020
Reconciliation of non-GAAP financial measure:
Consolidated net income	$4,335	$9,690
Consolidated GAAP provision for income taxes	1,257	2,746
Delaware Franchise Tax	50	50
Other adjustments (A)	2,774	(5,560)
Adjusted income before provision for income taxes	$8,416	$6,926
Adjusted provision for income taxes:
Adjusted provision for income taxes (26% assumed tax rate)	(2,188)	(1,801)
Adjusted net income	$6,228	$5,125
GAAP net income per share (B):
Basic and diluted	$0.26	$0.59
Adjusted earnings per share/unit (B):
Basic	$0.43	$0.36
Diluted	$0.42	$0.36
Shares/units outstanding:
Basic Class A shares outstanding	9,658	9,506
Basic Class B shares/units outstanding	4,770	4,855
Total basic shares/units outstanding	14,428	14,361
Diluted Class A shares outstanding (C)	9,666	9,516
Diluted Class B shares/units outstanding (D)	5,037	4,890
Total diluted shares/units outstanding	14,703	14,406

(A)	See A in Exhibit 2.
(B)	GAAP earnings per share is strictly attributable to Class A shareholders. Adjusted earnings per share takes into account earnings attributable to both Class A and Class B shareholders.
(C)	Includes 8,242 and 10,139 unvested restricted stock units at March 31, 2021 and 2020, respectively.
(D)	Includes 74,907 and 35,336 unvested restricted stock units and 192,162 and 0 unvested non-qualified options at March 31, 2021 and 2020, respectively.

Exhibit 4

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of

Financial Condition
(in thousands)

	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$42,644	$62,498
Investments	53	914
Receivables, net	8,589	8,341
Due from Silvercrest Funds	1,228	1,018
Furniture, equipment and leasehold improvements, net	5,384	5,523
Goodwill	63,675	63,675
Operating lease assets	29,254	30,068
Finance lease assets	293	254
Intangible assets, net	25,896	26,553
Deferred tax asset—tax receivable agreement	11,398	11,397
Prepaid expenses and other assets	3,807	3,563
Total assets	$192,221	$213,804
Liabilities and Equity
Accounts payable and accrued expenses	$20,564	$18,040
Accrued compensation	9,753	33,849
Borrowings under credit facility	11,732	12,600
Operating lease liabilities	35,231	36,127
Finance lease liabilities	298	259
Deferred tax and other liabilities	9,509	9,530
Total liabilities	87,087	110,405
Commitments and Contingencies (Note 10)
Equity
Preferred Stock, par value $0.01, 10,000,000 shares authorized; none issued and outstanding, as of March 31, 2021 and December 31, 2020	—	—
Class A common stock, par value $0.01, 50,000,000 shares authorized; 9,658,297 and 9,650,692 issued and outstanding, as of March 31, 2021 and December 31, 2020, respectively	96	96
Class B common stock, par value $0.01, 25,000,000 shares authorized; 4,769,835 and 4,721,646 issued and outstanding, as of March 31, 2021 and December 31, 2020, respectively	47	46
Additional Paid-In Capital	51,102	51,039
Retained earnings	20,505	19,498
Total Silvercrest Asset Management Group Inc.’s equity	71,750	70,679
Non-controlling interests	33,384	32,720
Total equity	105,134	103,399
Total liabilities and equity	$192,221	$213,804

Exhibit 5

Silvercrest Asset Management Group Inc.

Total Assets Under Management

(Unaudited and in billions)

Total Assets Under Management:

	Three Months Ended March 31,		% Change From March 31,
	2021	2020	2020
Beginning assets under management	$27.8	$25.1	10.8%

Gross client inflows	1.4	0.9	55.6%
Gross client outflows	(1.6)	(0.8)	100.0%
Net client flows	(0.2)	0.1	(300.0)%

Market appreciation/(depreciation)	1.4	(4.6)	130.4%
Ending assets under management	$29.0	$20.6	40.8%

Exhibit 6

Silvercrest Asset Management Group Inc.

Discretionary Assets Under Management

(Unaudited and in billions)

Discretionary Assets Under Management:

	Three Months Ended March 31,		% Change From March 31,
	2021	2020	2020
Beginning assets under management	$20.6	$18.8	9.6%

Gross client inflows	1.3	0.9	44.4%
Gross client outflows	(1.6)	(0.7)	128.6%
Net client flows	(0.3)	0.2	(250.0)%

Market appreciation/(depreciation)	1.6	(4.1)	139.0%
Ending assets under management	$21.9	$14.9	47.0%

Exhibit 7

Silvercrest Asset Management Group Inc.

Non-Discretionary Assets Under Management

(Unaudited and in billions)

Non-Discretionary Assets Under Management:

	Three Months Ended March 31,		% Change From March 31,
	2021	2020	2020
Beginning assets under management	$7.2	$6.3	14.3%

Gross client inflows	0.1	—	100.0%
Gross client outflows	—	(0.1)	100.0%
Net client flows	0.1	(0.1)	200.0%

Market depreciation	(0.2)	(0.5)	(60.0)%
Ending assets under management	$7.1	$5.7	24.6%

Exhibit 8

Silvercrest Asset Management Group Inc.

Assets Under Management

(Unaudited and in billions)

	Three Months Ended March 31,
	2021	2020
Total AUM as of January 1,	$27.819	$25.070
Discretionary AUM:
Total Discretionary AUM as of January 1,	20.650	18.754
New client accounts/assets	0.188	0.163	(1)
Closed accounts	(0.305)	(0.020)	(2)
Net cash inflow/(outflow)	(0.190)	0.009	(3)
Non-discretionary to discretionary AUM	—	—	(4)
Market appreciation	1.544	(4.053)
Change to Discretionary AUM	1.237	(3.901)
Total Discretionary AUM as of March 31,	21.887	14.853
Change to Non-Discretionary AUM	(0.030)	(0.606)	(5)
Total AUM as of March 31,	$29.026	$20.563
(1)	Represents new account flows from both new and existing client relationships
(2)	Represents closed accounts of existing client relationships and those that terminated
(3)	Represents periodic cash flows related to existing accounts
(4)	Represents client assets that converted to Discretionary AUM from Non-Discretionary AUM
(5)	Represents the net change to Non-Discretionary AUM

Exhibit 9

Silvercrest Asset Management Group Inc.

Equity Investment Strategy Composite Performance1, 2

As of March 31, 2021

(Unaudited)

	ANNUALIZED PERFORMANCE
	INCEPTION	1-YEAR	3-YEAR	5-YEAR	7-YEAR	INCEPTION
Large Cap Value Composite	4/1/02	55.5	13.5	15.1	12.5	9.7
Russell 1000 Value Index		56.1	11.0	11.7	9.4	7.9

Small Cap Value Composite	4/1/02	82.1	11.2	13.4	10.1	11.2
Russell 2000 Value Index		97.1	11.6	13.6	8.9	8.8

Smid Cap Value Composite	10/1/05	76.2	10.4	13.9	11.0	10.5
Russell 2500 Value Index		87.5	10.9	12.2	8.7	8.4

Multi Cap Value Composite	7/1/02	63.1	11.6	13.8	11.6	10.3
Russell 3000 Value Index		58.4	11.0	11.9	9.4	8.6

Equity Income Composite	12/1/03	51.3	10.0	12.8	11.1	11.7
Russell 3000 Value Index		58.4	11.0	11.9	9.4	8.7

Focused Value Composite	9/1/04	54.9	8.4	12.2	10.6	10.8
Russell 3000 Value Index		58.4	11.0	11.9	9.4	8.5

Small Cap Opportunity Composite	7/1/04	85.4	16.3	17.5	13.0	12.2
Russell 2000 Index		94.9	14.8	16.4	11.1	9.7

Small Cap Growth Composite	7/1/04	140.9	29.1	27.5	15.9	13.4
Russell 2000 Growth Index		90.2	17.2	18.6	12.8	10.6

Smid Cap Growth Composite	1/1/06	134.9	34.8	30.3	18.3	14.2
Russell 2500 Growth Index		87.5	20.0	19.9	14.3	11.8

[1]

Returns are based upon a time weighted rate of return of various fully discretionary equity portfolios with similar investment objectives, strategies and policies and other relevant criteria managed by Silvercrest Asset Management Group LLC (“SAMG LLC”), a subsidiary of Silvercrest. Performance results are gross of fees and net of commission charges. An investor’s actual return will be reduced by the advisory fees and any other expenses it may incur in the management of the investment advisory account. SAMG LLC’s standard advisory fees are described in Part 2 of its Form ADV. Actual fees and expenses will vary depending on a variety of factors, including the size of a particular account. Returns greater than one year are shown as annualized compounded returns and include gains and accrued income and reinvestment of distributions. Past performance is no guarantee of future results. This piece contains no recommendations to buy or sell securities or a solicitation of an offer to buy or sell securities or investment services or adopt any investment position. This piece is not intended to constitute investment advice and is based upon conditions in place during the period noted. Market and economic views are subject to change without notice and may be untimely when presented here. Readers are advised not to infer or assume that any securities, sectors or markets described were or will be profitable. SAMG LLC is an independent investment advisory and financial services firm created to meet the investment and administrative needs of individuals with substantial assets and select institutional investors. SAMG LLC claims compliance with the Global Investment Performance Standards (GIPS®).

[2]	The market indices used to compare to the performance of Silvercrest’s strategies are as follows:

The Russell 1000 Index is a capitalization-weighted, unmanaged index that measures the 1000 largest companies in the Russell 3000. The Russell 1000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 1000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2000 Index is a capitalization-weighted, unmanaged index that measures the 2000 smallest companies in the Russell 3000. The Russell 2000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2500 Index is a capitalization-weighted, unmanaged index that measures the 2500 smallest companies in the Russell 3000. The Russell 2500 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 3000 Value Index is a capitalization-weighted, unmanaged index that measures those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth.